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                                                                  Exhibit 10 (j)





                                 October 9, 2000



Mr. David W. Johnson
President and Chief Executive Officer
Campbell Soup Company
Campbell Place
Camden, NJ   08103

      This will confirm the following addendum to your employment agreement dated May 23, 2000.

1.    Restricted Stock.

      (a) Award of Restricted Stock. This confirms the award to you on September 28, 2000 ("Grant Date") by the Board of 100,000 shares of Restricted Stock. The Restricted Stock is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Campbell Soup Company 1994 Long-Term Incentive Plan, as amended (1994 Plan).

      (b) Restricted Stock Notation. A book-entry notation maintained by Campbell's stock transfer agent representing the Restricted Stock shall be made in your name. Campbell retains the right to cancel the book-entry notation until you become entitled to the Restricted Stock at the end of the Restriction Period or earlier in accordance with Section 1.(c). During the Restriction Period you are entitled to vote the shares of Restricted Stock (unless and until forfeited) represented by the book-entry notation and to receive any dividends paid on the Restricted Stock.

      (c) Restriction Period. The "Restriction Period" shall begin on the Grant Date and shall end on the earlier of (1) 30 days following the first day of employment of a new CEO of the Company, or (2) July 31, 2001, provided your employment continues throughout the applicable period. If you voluntarily resign, without the consent of the Board, during the Restriction Period, the entire 100,000 shares of Restricted Stock will be forfeited. In the event of your death, disability, or termination of employment by the Board for other than Cause (as defined in Section 2.6 of the 1994 Plan) or in the event of a Change in Control of the Company (as defined in the


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1994 Plan on September 23, 2000) the Restricted Stock shall 100% vest and be paid out immediately.

      (d) Withholding of Taxes. The obligation of the Company to deliver Restricted Stock at the end of the Period shall be subject to applicable federal, state and local tax withholding requirements. You may satisfy tax-withholding requirements by electing in writing to have the Company withhold a portion of the shares to be delivered. The value of the shares to be withheld shall be the mean between the reported high and low prices on the NYSE composite tape on the tax date (the date the restriction lapses).

2. Discretionary Bonus: You will be eligible for a bonus ranging from $0 to $1,650,000 with a target amount of $825,000 for the six-month period of your employment beginning on September 23, 2000. This bonus will be determined at the discretion of the Board. It will be based upon specific factors to be mutually agreed upon with appropriate benchmarks. In the event of death, disability or termination of employment by the Board for other than Cause (as defined in Section 2.3 of the WIN Plan) any earned discretionary bonus as determined by the Board would be paid on a prorated basis. In the event of a Change in Control (as defined in the WIN Plan on September 23, 2000) the target bonus amount of $825,000 would be paid on a prorated basis. If you voluntarily resign, without the consent of the Board, prior to March 23, 2001, you forfeit any right to any earned discretionary bonus.

      Please acknowledge your agreement with the foregoing by signing and returning to me the enclosed copy of this letter.

                                   Sincerely,



                                    /s/  Philip E. Lippincott
                                    -------------------------
                                    Philip E. Lippincott
                                    Chairman


Agreed:


/s/  David W. Johnson
---------------------
David W. Johnson


Date: October 13, 2000
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